SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Schedule 13G
Under the Securities Exchange Act of 1934

JAZZ PHARMACEUTICALS, INC.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

472147107
(CUSIP Number)

March 17, 2008
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	472147107

1) Name of Reporting Person	Lehman Brothers Holdings Inc.

S.S. or I.R.S. Identification No. of Above Person	13-3216325

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	1,685,253 (1)

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	1,685,253 (1)

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	1,685,253 (1)

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	6.6% (2)

12) Type of Reporting Person	HC/CO

(1) Consists of 664,408 shares of common stock and 1,020,845 shares of common stock issuable upon exercise of warrants.

(2) Based on 24,550,554 shares outstanding as of October 31, 2007, as reported in the Form 10-Q for the period ending September 30, 2007, and 1,020,845 shares of common stock issuable upon the exercise of warrants.

CUSIP No.	472147107

1) Name of Reporting Person	Lehman Brothers Inc.

S.S. or I.R.S. Identification No. of Above Person	13-2518466

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	1,368,152 (1)

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	1,368,152 (1)

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	1,368,152 (1)

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	5.4% (2)

12) Type of Reporting Person	BD/CO

(1) Consists of 347,307 shares of common stock and 1,020,845 shares of common stock issuable upon exercise of warrants.

(2) Based on 24,550,554 shares outstanding as of October 31, 2007, as reported in the Form 10-Q for the period ending September 30, 2007, and 1,020,845 shares of common stock issuable upon the exercise of warrants.

CUSIP No.	472147107

1) Name of Reporting Person	LB I Group Inc.

S.S. or I.R.S. Identification No. of Above Person	13-2741778

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	1,366,414 (1)

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	1,366,414 (1)

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	1,366,414 (1)

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	5.3% (2)

12) Type of Reporting Person	CO

(1) Consists of 345,569 shares of common stock and 1,020,845 shares of common stock issuable upon exercise of warrants.

(2) Based on 24,550,554 shares outstanding as of October 31, 2007, as reported in the Form 10-Q for the period ending September 30, 2007, and 1,020,845 shares of common stock issuable upon the exercise of warrants.

CUSIP No.	472147107

1) Name of Reporting Person	Lehman Brothers OTC Derivatives Inc.

S.S. or I.R.S. Identification No. of Above Person	13-4184631

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	25

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	25

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	25

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.0% (1)

12) Type of Reporting Person	CO

(1) Based on 24,550,554 shares outstanding as of October 31, 2007, as reported in the Form 10-Q for the period ending September 30, 2007.

CUSIP No.	472147107

1) Name of Reporting Person	Lehman Brothers Special Financing Inc.

S.S. or I.R.S. Identification No. of Above Person	11-2751029

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	1,700

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	1,700

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	1,700

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.0% (1)

12) Type of Reporting Person	CO

(1) Based on 24,550,554 shares outstanding as of October 31, 2007, as reported in the Form 10-Q for the period ending September 30, 2007.

CUSIP No.	472147107

1) Name of Reporting Person	Lehman Brothers Healthcare Venture Capital Associates L.P.

S.S. or I.R.S. Identification No. of Above Person	03-0454314

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	165,661

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	165,661

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	165,661

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.7% (1)

12) Type of Reporting Person	PN

(1) Based on 24,550,554 shares outstanding as of October 31, 2007, as reported in the Form 10-Q for the period ending September 30, 2007.

CUSIP No.	472147107

1) Name of Reporting Person	Lehman Brothers Healthcare Venture Capital L.P.

S.S. or I.R.S. Identification No. of Above Person	03-0454303

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	165,661

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	165,661

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	165,661

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.7% (1)

12) Type of Reporting Person	PN

(1) Based on 24,550,554 shares outstanding as of October 31, 2007, as reported in the Form 10-Q for the period ending September 30, 2007.

CUSIP No.	472147107

1) Name of Reporting Person	Lehman ALI Inc.

S.S. or I.R.S. Identification No. of Above Person	13-3695935

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	317,076

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	317,076

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	317,076

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	1.3%(1)

12) Type of Reporting Person	CO

(1) Based on 24,550,554 shares outstanding as of October 31, 2007, as reported in the Form 10-Q for the period ending September 30, 2007.

CUSIP No.	472147107

1) Name of Reporting Person	Property Asset Management Inc.

S.S. or I.R.S. Identification No. of Above Person	13-3555152

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	317,076

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	317,076

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	317,076

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	1.3%(1)

12) Type of Reporting Person	CO

(1) Based on 24,550,554 shares outstanding as of October 31, 2007, as reported in the Form 10-Q for the period ending September 30, 2007.

CUSIP No.	472147107

1) Name of Reporting Person	Lehman Brothers P.A., LLC

S.S. or I.R.S. Identification No. of Above Person	52-2278632

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	317,076

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	317,076

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	317,076

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	1.3%(1)

12) Type of Reporting Person	OO

(1) Based on 24,550,554 shares outstanding as of October 31, 2007, as reported in the Form 10-Q for the period ending September 30, 2007.

CUSIP No.	472147107

1) Name of Reporting Person	Lehman Brothers Partnership Account 2000/2001 LP

S.S. or I.R.S. Identification No. of Above Person	13-4143945

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	142,858

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	142,858

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	142,858

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.6%(1)

12) Type of Reporting Person	PN

(1) Based on 24,550,554 shares outstanding as of October 31, 2007, as reported in the Form 10-Q for the period ending September 30, 2007.

CUSIP No.	472147107

1) Name of Reporting Person	Lehman Brothers Offshore Partners Ltd.

S.S. or I.R.S. Identification No. of Above Person	52-2038758

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	37,050

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	37,050

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	37,050

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.2%(1)

12) Type of Reporting Person	CO

(1) Based on 24,550,554 shares outstanding as of October 31, 2007, as reported in the Form 10-Q for the period ending September 30, 2007.

CUSIP No.	472147107

1) Name of Reporting Person	Lehman Brothers Offshore Partnership GP 2000/2001 L.P.

S.S. or I.R.S. Identification No. of Above Person	N/A

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	37,050

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	37,050

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	37,050

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.2%(1)

12) Type of Reporting Person	PN

(1) Based on 24,550,554 shares outstanding as of October 31, 2007, as reported in the Form 10-Q for the period ending September 30, 2007.

CUSIP No.	472147107

1) Name of Reporting Person	Lehman Brothers Offshore Partnership Account 2000/2001 L.P.

S.S. or I.R.S. Identification No. of Above Person	N/A

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	37,050

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	37,050

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	37,050

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.2%(1)

12) Type of Reporting Person	PN

(1) Based on 24,550,554 shares outstanding as of October 31, 2007, as reported in the Form 10-Q for the period ending September 30, 2007.

Item 1(a).	Name of Issuer:

Jazz Pharmaceuticals, Inc

Item 1(b).	Address of Issuer’s Principal Executive Offices:

3180 Porter Drive
Palo Alto, CA 94304

Item 2(a).	Name of Person(s) Filing:

Lehman Brothers Holdings Inc.
Lehman Brothers Inc.
LB I Group Inc.
Lehman Brothers OTC Derivatives Inc. Lehman Brothers Special Financing Inc. Lehman Brothers Healthcare Venture Capital Associates L.P.
Lehman Brothers Healthcare Venture Capital L.P.
Lehman ALI Inc.
Property Asset Management Inc.
Lehman Brothers P.A., LLC
Lehman Brothers Partnership Account 2000/2001, LP
Lehman Brothers Offshore Partners Ltd.
Lehman Brothers Offshore Partnership GP 2000/2001 L.P.
Lehman Brothers Offshore Partnership Account 2000/2001, L.P.

Item 2(b).	Address of Principal Business Office:

Lehman Brothers Holdings Inc.
745 Seventh Avenue
New York, New York 10019

Lehman Brothers Inc.
745 Seventh Avenue
New York, New York 10019

LB I Group Inc
399 Park Avenue
New York, NY 10022

Lehman Brothers OTC Derivatives Inc. 745 Seventh Avenue New York, NY 10019 Lehman Brothers Special Financing Inc. 745 Seventh Avenue New York, NY 10019

Lehman Brothers Healthcare Venture Capital Associates L.P.
745 Seventh Avenue
New York, New York 10019

Lehman Brothers Healthcare Venture Capital L.P.
745 Seventh Avenue
New York, New York 10019

Lehman ALI Inc.
745 Seventh Avenue
New York, New York 10019

Property Asset Management Inc.
745 Seventh Avenue
New York, New York 10019

Lehman Brothers P.A., LLC
101 Hudson Street
Jersey City, NJ 07302

Lehman Brothers Partnership Account 2000/2001, LP
399 Park Avenue
New York, NY 10022

Lehman Brothers Offshore Partners Ltd.
Clarendon House
2 Church Street/P.O. Box HM 1022
Hamilton HM DX, Bermuda

Lehman Brothers Offshore Partnership GP 2000/2001 L.P.
Clarendon House
2 Church Street/P.O. Box HM 1022
Hamilton HM DX, Bermuda

Lehman Brothers Offshore Partnership Account 2000/2001, L.P.
399 Park Avenue
New York, NY 10022

Item 2(c).	Citizenship or Place of Organization:

Lehman Brothers Holdings Inc. ("Holdings") is a corporation organized under the laws of the State of Delaware.

Lehman Brothers Inc. ("LBI") is a corporation organized under the laws of the State of Delaware.

LB I Group Inc. ("LB I Group") is a corporation organized under the laws of the State of Delaware.

Lehman Brothers OTC Derivatives Inc. (“LOTC”) is a corporation organized under the laws of the State of Delaware.

Lehman Brothers Special Financing Inc. (“LBSF”) is a corporation organized under the laws of the State of Delaware.

Lehman Brothers Healthcare Venture Capital Associates L.P. (“LB HVCA”) is a limited partnership organized under the laws of the state of Delaware.

Lehman Brothers Healthcare Venture Capital L.P. (“LB HVC”) is a limited partnership organized under the laws of the state of Delaware.

Lehman ALI Inc. ("Lehman ALI") is a corporation organized under the laws of the State of Delaware.

Property Asset Management Inc. ("PAMI") is a corporation organized under the laws of the State of Delaware.

Lehman Brothers P.A., LLC ("Lehman Brothers PA ") is a limited liability company organized under the laws of the State of Delaware.

Lehman Brothers Partnership Account 2000/2001, LP ("LB Partnership 2000/2001") is a limited partnership organized under the laws of the State of Delaware.

Lehman Brothers Offshore Partners Ltd. ("LB Offshore Ltd") is a corporation organized under the laws of Bermuda.

Lehman Brothers Offshore Partnership GP 2000/2001 LP ("LB Offshore GP 2000/2001") is a limited partnership organized under the laws of Bermuda.

Lehman Brothers Offshore Partnership Account 2000/2001, LP ("LB Offshore Partnership 2000/2001") is a limited partnership organized under the laws of Bermuda.

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

472147107

Item 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

(a) ☐ A broker or dealer under Section 15 of the 1934 Act
(b) ☐ A bank as defined in Section 3(a)(6) of the 1934 Act
(c) ☐ An insurance company as defined in Section 3(a) (19) of the 1934 Act
(d) ☐ An investment company registered under Section 8 of the Investment Company Act of 1940
(e) ☐ An investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E)
(f) ☐ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)
(g) ☐ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)
(h) ☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act
(i) ☐ A church plan that is excluded from the definition of investment Company under Section 3(c)(14) of the Investment Company Act Of 1940
(j) ☐ A group, in accordance with Rule 13d-1(b)(1)(ii)(J)

Item 4.	Ownership

(a)	Amount Beneficially Owned:

See Item 9 of cover pages.

(b)	Percent of Class:

See Item 11 of cover pages.

(c)	Number of shares as to which the person has:

(i) sole power to vote or to direct the vote
(ii) shared power to vote or to direct the vote
(iii) sole power to dispose or to direct the disposition
(iv) shared power to dispose or to direct the disposition

See Items 5-8 of cover pages.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company or Control Person

LBI is the actual owner of 38 shares of Common Stock reported herein. LBI, a broker-dealer registered under Section 15 of the Act, is a wholly-owned subsidiary of Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings may be deemed to be the beneficial owner of the Common Stock owned by LBI.

LB I Group is the actual owner of the Warrants exercisable into 1,020,845 shares of Common Stock. LB I Group is wholly-owned by LBI which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, LBI and Holdings may be deemed to be the beneficial owners of the Warrants owned LB I Group.

LOTC is the actual owner of 25 shares of Common Stock reported herein. LOTC is a wholly-owned subsidiary of Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings may be deemed to be the beneficial owner of the Common Stock owned by LOTC.

LBSF is the actual owner of 1,700 shares of Common Stock reported herein. LBSF is wholly-owned by LBI which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, LBI and Holdings may be deemed to be the beneficial owners of the Common Stock owned by LBSF.

LB HVC is the actual owner of 165,661 shares of Common Stock. LB HVCA is the general partner of LB HVC. LB I Group is the general partner of LB HVCA and is wholly-owned by LBI which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, LB HVCA, LB I Group, LBI and Holdings may be deemed to be the beneficial owners of the Common Stock owned LB HVC.

Lehman Brothers PA is the actual owner of 317,076 shares of Common Stock. Lehman Brothers PA is wholly-owned by PAMI which is wholly-owned by Lehman ALI which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings, Lehman ALI and PAMI may be deemed to be the beneficial owners of the shares of Common Stock owned by Lehman Brothers PA.

LB Partnership 2000/2001 is the actual owner of 142,858 shares of Common Stock. LB I Group is the general partner of LB Partnership 2000/2001 and is wholly-owned by LBI which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings, LBI and LB I Group may be deemed to be the beneficial owners of the shares of Common Stock owned by LB Partnership 2000/2001.

LB Offshore Partnership 2000/2001 is the actual owner of 37,050 shares of Common Stock. LB Offshore GP 2000/2001 is the general partner of LB Offshore Partnership 2000/2001. LB Offshore Ltd is the general partner of LB Offshore GP 2000/2001. LB I Group is the general partner of LB Offshore Ltd and is wholly-owned by LBI which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings, LBI, LB I Group, LB Offshore Ltd and LB Offshore GP 2000/2001 may be deemed to be the beneficial owners of the shares of Common Stock owned by LB Offshore Partnership 2000/2001.

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

☐

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

☒

By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: March 27, 2008

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ James J. Killerlane III
Name James J. Killerlane III
Title: Vice President

LEHMAN BROTHERS INC.

By:	/s/ James J. Killerlane III
Name: James J. Killerlane III
Title: Senior Vice President

LB I GROUP INC.

By:	/s/ James J. Killerlane III
Name: James J. Killerlane III
Title: Vice President

LEHMAN BROTHERS OTC DERIVATIVES INC.

By:	/s/ James J. Killerlane III
Name: James J. Killerlane III
Title: Vice President

LEHMAN BROTHERS SPECIAL FINANCING INC.

By:	/s/ James J. Killerlane III
Name: James J. Killerlane III
Title: Vice President

LEHMAN BROTHERS HEALTHCARE

VENTURE CAPITAL ASSOCIATES L.P.

By:	/s/ James J. Killerlane III
Name James J. Killerlane III
Title: Authorized Signatory

LEHMAN BROTHERS HEALTHCARE

VENTURE CAPITAL L.P.

By:	/s/ James J. Killerlane III
Name: James J. Killerlane III
Title: Authorized Signatory

LEHMAN ALI INC.

By:	/s/ James J. Killerlane III
Name: James J. Killerlane III
Title: Vice President

PROPERTY ASSET MANAGEMENT INC.

By:	/s/ James J. Killerlane III
Name: James J. Killerlane III
Title: Vice President

LEHMAN BROTHERS P.A., LLC

By:	/s/ James J. Killerlane III
Name: James J. Killerlane III
Title: Authorized Signatory

LEHMAN BROTHERS PARTNERSHIP ACCOUNT 2000/2001, LP

By:	/s/ James J. Killerlane III
Name: James J. Killerlane III
Title: Authorized Signatory

LEHMAN BROTHERS OFFSHORE PARTNERS LTD.

By:	/s/ James J. Killerlane III
Name: James J. Killerlane III
Title: Authorized Signatory

LEHMAN BROTHERS OFFSHORE PARTNERSHIP GP 2000/2001 L.P.

By:	/s/ James J. Killerlane III
Name: James J. Killerlane III
Title: Authorized Signatory

LEHMAN BROTHERS OFFSHORE PARTNERSHIP ACCOUNT 2000/2001, L.P.

By:	/s/ James J. Killerlane III
Name: James J. Killerlane III
Title: Authorized Signatory

EXHIBIT A - JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: March 27, 2008

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ James J. Killerlane III
Name: James J. Killerlane III
Title: Vice President

LEHMAN BROTHERS INC.

By:	/s/ James J. Killerlane III
Name: James J. Killerlane III
Title: Senior Vice President

LB I GROUP INC.

By:	/s/ James J. Killerlane III
Name: James J. Killerlane III
Title: Vice President
LEHMAN BROTHERS OTC DERIVATIVES INC.

By:	/s/ James J. Killerlane III
Name: James J. Killerlane III
Title: Vice President
LEHMAN BROTHERS SPECIAL FINANCING INC.

By:	/s/ James J. Killerlane III
Name: James J. Killerlane III
Title: Vice President

LEHMAN BROTHERS HEALTHCARE

VENTURE CAPITAL ASSOCIATES L.P.

By:	/s/ James J. Killerlane III
Name: James J. Killerlane III
Title: Authorized Signatory

LEHMAN BROTHERS HEALTHCARE

VENTURE CAPITAL L.P.

By:	/s/ James J. Killerlane III
Name: James J. Killerlane III
Title: Authorized Signatory

LEHMAN ALI INC.

By:	/s/ James J. Killerlane III
Name: James J. Killerlane III
Title: Vice President

PROPERTY ASSET MANAGEMENT INC.

By:	/s/ James J. Killerlane III
Name: James J. Killerlane III
Title: Vice President

LEHMAN BROTHERS P.A., LLC

By:	/s/ James J. Killerlane III
Name: James J. Killerlane III
Title: Authorized Signatory

LEHMAN BROTHERS PARTNERSHIP ACCOUNT 2000/2001, LP

By:	/s/ James J. Killerlane III
Name: James J. Killerlane III
Title: Authorized Signatory

LEHMAN BROTHERS OFFSHORE PARTNERS LTD.

By:	/s/ James J. Killerlane III
Name: James J. Killerlane III
Title: Authorized Signatory

LEHMAN BROTHERS OFFSHORE PARTNERSHIP GP 2000/2001 L.P.

By:	/s/ James J. Killerlane III
Name: James J. Killerlane III
Title: Authorized Signatory

LEHMAN BROTHERS OFFSHORE PARTNERSHIP ACCOUNT 2000/2001, L.P.

By:	/s/ James J. Killerlane III
Name: James J. Killerlane III
Title: Authorized Signatory